Exhibit 23.5
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244
May 19, 2008
Carrizo Oil & Gas, Inc.
1000 Louisiana Street
Suite 1500
Houston, Texas 77002
Ladies and Gentlemen:
     We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion by reference of information taken from our “Appraisal Report as of December 31, 2005 on Certain Properties owned by Carrizo Oil & Gas, Inc.” (our Report) in this Amendment No. 1 to the Registration Statement on Form S-3 of Carrizo Oil & Gas, Inc., a Texas corporation, provided, however, that we were necessarily unable to verify the estimates from our Report, since these estimates were combined with those of other firms for other properties and reported in total.
Very truly yours,
/s/ DeGOLYER and MacNAUGHTON